Federal Home Loan Bank of Des Moines
news release

FOR IMMEDIATE RELEASE
Date: October 30, 2017
Contact: Angie Richards
515.281.1014
arichards@fhlbdm.com

FHLB Des Moines Reports Third Quarter 2017 Preliminary
Unaudited Financial Results

The Bank Reported Net Income of $132 Million for the Quarter Ended September 30, 2017

(Des Moines, Iowa) - The Federal Home Loan Bank of Des Moines (the Bank) today released preliminary unaudited financial highlights for the quarter ended September 30, 2017. The Bank expects to file its Third Quarter 2017 Form 10-Q with the Securities and Exchange Commission (SEC) on or before November 14, 2017.

Summary

The Bank recorded $132 million in net income for the third quarter and $402 million during the first nine months of 2017. The Bank’s net income was primarily driven by net interest income, other income (loss), and other expense.

The Bank’s net interest income totaled $174 million in the third quarter and $497 million year-to-date, both increases from the comparable periods in 2016, reflecting higher advance spreads and higher average advance balances year-to-date. Advances, which totaled $117.5 billion as of September 30, 2017, continued to be the Bank’s single largest asset class, accounting for 71 percent of total assets.

As a result of the Bank’s earnings, the Bank accrued $15 million during the third quarter and $46 million year-to-date for use in its Affordable Housing Program (AHP). These accruals have positioned the Bank to continue to help meet the district’s affordable housing needs.

“We are extremely pleased with the performance of the Bank thus far in 2017,” said Michael L. Wilson, president and CEO. “Although advances balances are down from late 2016 due to reduced activity from a small number of members, many members have increased their usage over the last nine months. Our net income has allowed us to pay a sustainable dividend and make a meaningful contribution to affordable housing in our district, while continuing to strengthen our capital base through the growth of retained earnings.”

In November, the Board of Directors (Board) is scheduled to consider the third quarter 2017 dividend. An announcement is expected on or before November 14, 2017.

Detail

Operating Results

For the three and nine months ended September 30, 2017, the Bank recorded net income of $132 million and $402 million compared to $74 million and $493 million for the same periods in 2016. The Bank’s net income was primarily driven by net interest income, other income (loss), and other expense.

Net Interest Income - The Bank’s net interest income totaled $174 million and $497 million for the three and nine months ended September 30, 2017 compared to $117 million and $314 million for the same periods last year. The increase was primarily due to higher advance spreads. In addition, the increase was partially due to higher average advance balances for the nine months ended September 30, 2017. The Bank’s net interest margin was 0.40 percent and 0.38 percent during the three and nine months ended September 30, 2017 compared to 0.27 percent and 0.26 percent for the same periods in 2016. The increase was primarily driven by changes made to advance pricing on certain products and the Bank’s interest-earning assets repricing to higher interest rates at a quicker pace than the Bank’s interest-bearing liabilities during the first nine months of 2017.

Other Income (Loss) - The Bank recorded net gains of $4 million and $45 million in other income (loss) for the three and nine months ended September 30, 2017 compared to a loss of $5 million and income of $319 million for the same periods last year. Other income (loss) was primarily impacted by net gains of $21 million during the nine months ended September 30, 2017 and $337 million during the nine months ended September 30, 2016 as a result of settlements with certain defendants in the Bank’s private-label MBS litigation. The Bank did not record any litigation settlements during either the three months ended September 30, 2017 or 2016. Although all of the private-label MBS lawsuits have been either settled or dismissed, the Bank has appealed certain claims dismissed by the court against three defendants. Other factors impacting other income (loss) included net gains (losses) on derivatives and hedging activities, and net gains (losses) on trading securities, and other, net.

Other Expense - Other expense totaled $30 million and $93 million for the three and nine months ended September 30, 2017 compared to $28 million and $82 million for the same periods last year. The increase was primarily due to an increase in professional service fees.

Balance Sheet Highlights

The Bank’s total assets decreased to $164.5 billion at September 30, 2017, from $180.6 billion at December 31, 2016, due primarily to a decrease in advances. Advances decreased due primarily to the repayment of advances held by a large depository institution member and by certain captive insurance company members whose membership was terminated in response to the Finance Agency final rule affecting FHLBank membership. The decrease was partially offset by an increase in advances across other institution types.

The Bank’s total liabilities decreased to $157.0 billion at September 30, 2017, from $173.2 billion at December 31, 2016, driven primarily by a decline in the amount of consolidated obligations needed to fund the Bank’s assets.

Total capital increased to $7.5 billion at September 30, 2017 from $7.4 billion at December 31, 2016. Retained earnings increased to $1.8 billion at September 30, 2017 from $1.5 billion at December 31, 2016 due to net income, partially offset by dividends paid. The Bank’s regulatory capital ratio increased to 4.75 percent at September 30, 2017, from 4.48 percent at December 31, 2016 and was above the required regulatory minimum at each period end. Regulatory capital includes all capital stock, mandatorily redeemable capital stock, and retained earnings.

Additional financial information will be provided in the Bank’s Third Quarter 2017 Form 10-Q available at www.fhlbdm.com or www.sec.gov on or before November 14, 2017.

Federal Home Loan Bank of Des Moines Financial Highlights (preliminary and unaudited)
	September 30,	December 31,
Statements of Condition (dollars in millions)	2017	2016
Cash and due from banks	$218	$223
Investments	39,341	41,218
Advances	117,514	131,601
Mortgage loans held for portfolio, net	7,031	6,913
Total assets	164,545	180,605
Consolidated obligations	155,270	170,845
Mandatorily redeemable capital stock	422	664
Total liabilities	157,047	173,204
Capital stock - Class B putable	5,624	5,917
Additional capital from merger	—	52
Retained earnings	1,774	1,450
Accumulated other comprehensive income (loss)	100	(18)
Total capital	7,498	7,401
Total regulatory capital[1]	7,820	8,083
Regulatory capital ratio	4.75%	4.48%

1
Total regulatory capital includes all capital stock, mandatorily redeemable capital stock, and retained earnings. At December 31, 2016, total regulatory capital also included additional capital from merger.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
Operating Results (dollars in millions)	2017	2016	2017	2016
Net interest income	$174	$117	$497	$314
Provision (reversal) for credit losses on mortgage loans	1	1	1	2
Other income (loss):
Net gains (losses) on trading securities	1	(2)	10	51
Net gains (losses) on derivatives and hedging activities	(2)	(3)	1	(76)
Gains on litigation settlements, net	—	—	21	337
Other, net	5	—	13	7
Total other income (loss)	4	(5)	45	319
Total other expense	30	28	93	82
Net income before assessments	147	83	448	549
Affordable Housing Program assessments	15	9	46	56
Net income	$132	$74	$402	$493
Performance Ratios
Net interest spread	0.35%	0.24%	0.34%	0.23%
Net interest margin	0.40%	0.27%	0.38%	0.26%
Return on average equity	6.96%	4.35%	7.20%	10.58%
Return on average capital stock	9.19%	5.40%	9.33%	12.97%
Return on average assets	0.31%	0.17%	0.31%	0.41%

The selected financial data above should be read in conjunction with the financial statements and notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in the Bank’s Third Quarter 2017 Form 10-Q expected to be filed on or about November 14, 2017 with the SEC.

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Statements contained in this announcement, including statements describing the objectives, projections, estimates, or future predictions in the Bank’s operations, may be forward-looking statements. These statements may be identified by the use of forward-looking terminology, such as believes, projects, expects, anticipates, estimates, intends, strategy, plan, could, should, may, and will or their negatives or other variations on these terms. By their nature, forward-looking statements involve risk or uncertainty, and actual results could differ materially from those expressed or implied or could affect the extent to which a particular objective, projection, estimate, or prediction is realized. As a result, you are cautioned not to place undue reliance on such statements.

The Bank is a wholesale cooperative bank that provides low-cost, short- and long-term funding and community lending to over 1,400 members, including commercial banks, savings institutions, credit unions, insurance companies, and community development financial institutions. The Bank is wholly owned by its members and receives no taxpayer funding. The Bank serves Alaska, Hawaii, Idaho, Iowa, Minnesota, Missouri, Montana, North Dakota, Oregon, South Dakota, Utah, Washington, Wyoming, and the U.S. Pacific territories of American Samoa, Guam, and the Commonwealth of the Northern Mariana Islands. The Bank is one of eleven regional Banks that make up the Federal Home Loan Bank System.